Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166511, 333-218976, and 333-189730) of Primis Financial Corp. (formerly Southern National Bancorp of Virginia, Inc.) of our reports dated October 15, 2024, with respect to the consolidated financial statements of Primis Financial Corp. and the effectiveness of internal control over financial reporting, which included an adverse opinion as to the effectiveness of internal control, included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

Tysons, Virginia

October 15, 2024